As filed with the Securities and Exchange Commission on August 2, 2021.

Registration No. 333-240260

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM F-1

ON FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Immatics N.V.
 (Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Paul-Ehrlich-Straße 15
72076 Tübingen, Federal Republic of Germany
+49 (7071) 5397-0
(Address and telephone number of registrant’s principal executive offices)

Edward A. Sturchio
Immatics US, Inc.
2130 W. Holcombe Blvd., Suite 900
Houston, Texas 77030
(281) 810-7545
(Name, address and telephone number of agent for service)

Copies to:

Deanna L. Kirkpatrick Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 31, 2020, the Registrant filed a Registration Statement on Form F-1 (File No. 333-240260), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 13, 2020. The Registrant is filing this post-effective amendment to Form F-1 on Form F-3 to convert the Registration Statement on Form F-1 into a Registration Statement on Form F-3. No additional securities are being registered by this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement on Form F-1.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2021

PROSPECTUS

IMMATICS N.V.

39,332,281 Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of up to 39,332,281 of our ordinary shares, €0.01 nominal value per share. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The shares covered by this prospectus include (i) 28,917,281 ordinary shares issued to certain selling securityholders in connection with the closing of the business combination between us, ARYA Sciences Acquisition Corp., a Cayman Islands exempted company, Immatics Biotechnologies GmbH, a German limited liability company, Immatics Merger Sub 1, a Cayman Islands exempted company, and Immatics Merger Sub 2, a Cayman Islands exempted company, and (ii) 10,415,000 ordinary shares issued to certain securityholders in a private placement offering, both of which closed on July 1, 2020.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our ordinary shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of ordinary shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our ordinary shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “IMTX”. On July 29, 2021, the last reported sale price of our ordinary shares as reported on Nasdaq was $12.17 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, may elect to comply with reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Our Company—Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page 6 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated          , 2021.

i

ABOUT THIS PROSPECTUS

Before buying any of the securities that the selling securityholders are offering, you should carefully read both this prospectus and any prospectus supplement with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The information contained in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or the documents incorporated by reference in this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Neither we nor any securityholder have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor any securityholder take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

For investors outside the United States: Neither we nor any securityholder have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, (i) all references to the “company,” “we,” “our” or “us” or similar terms refer to Immatics N.V., together with its subsidiaries, including Immatics Biotechnologies GmbH; (ii) references to “Immatics” refer solely to Immatics N.V.; and (iii) references to “Immatics OpCo” refer solely to Immatics Biotechnologies GmbH. Immatics N.V. is a Dutch public limited liability company (naamloze vennootschap) incorporated on March 10, 2020 and the holding company of Immatics Biotechnologies GmbH, a German biopharmaceutical company incorporated in 2000 focused on the development of T cell receptor-based immunotherapies for the treatment of cancer. Immatics Biotechnologies GmbH holds all material assets and conducts all business activities and operations of Immatics N.V.

Trademarks

We own various trademark registrations and applications, and unregistered trademarks, including Immatics®, XPRESIDENT®, ACTengine®, ACTallo®, ACTolog®, XCEPTOR™, TCER™, AbsQuant™, IMADetect™ and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Presentation of Financial Information

Our consolidated financial statements are presented in euros and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The terms “dollar,” “USD” or “$” refer to the U.S. dollar and the term “euro,” “EUR” or “€” refer to the euro, unless otherwise indicated. The exchange rate used for conversion between U.S. dollars and euros is based on the ECB euro reference exchange rate published by the European Central Bank. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, any numerical discrepancies in any table between totals and sums of the amounts listed are due to rounding.

Market and Industry Data

This prospectus contains industry, market and competitive position data that are based on general and industry publications, surveys and studies conducted by third parties, some of which may not be publicly available, and our own internal estimates and research. Third-party publications, surveys and studies generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus and the documents incorporated by reference in this prospectus carefully before deciding to invest in our securities.

Our Company

Overview

We are a clinical-stage biotechnology company dedicated to the development of T cell receptor (“TCR”)-based immunotherapies for the treatment of cancer. Our focus is the generation of novel therapeutic options for solid tumor patients. Solid tumors constitute the majority of all cancers, and relapsed and/or refractory solid tumor patients have an unmet medical need. We believe that by identifying true cancer targets and the right TCRs, we will be well-positioned to transform current solid tumor treatment paradigms by delivering cellular and bispecific product candidates that have the potential to improve the lives of cancer patients.

One of the challenges of effectively treating solid tumors is the lack of cancer-specific targets. By utilizing TCR-based therapeutics, we are capable of directing T cells not only to targets on the surface of the cancer cell, but also to intracellular cancer targets that are not accessible through classical antibody-based or CAR-T therapies. We have developed a suite of proprietary technologies to identify what we refer to as “true targets” and “right TCRs.” True targets are (i) naturally occurring at significant levels on native tumor tissue and (ii) highly specific to cancer cells. Right TCRs are (i) high-affinity TCRs and (ii) highly specific to the respective cancer target, with no or minimized cross-reactivities to healthy tissues.

We believe that the elucidation of these targets provides us the opportunity to develop a pipeline of novel TCR-based product candidates that generate a meaningful therapeutic impact on the lives of cancer patients by going beyond an incremental clinical benefit. We are developing our targeted immunotherapy product candidates through two distinct treatment modalities: Adoptive Cell Therapies (“ACT”) and antibody-like Bispecifics. Each is designed with distinct attributes to produce the desired therapeutic effect for patients at different disease stages and with different types of tumors. Our current proprietary pipeline comprises seven therapeutic programs, three of which are being evaluated in clinical trials. In addition, we are collaborating with world-leading partners, including Amgen Inc., Genmab A/S, Bristol-Myers Squibb and GlaxoSmithKline plc, to develop ten additional therapeutic programs covering ACT and Bispecifics.

Company and Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name Immatics B.V. on March 10, 2020 solely for the purpose of effectuating the business combination (the “Business Combination”) between us, ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (“ARYA”), Immatics Biotechnologies GmbH, a German limited liability company, Immatics Merger Sub 1, a Cayman Islands exempted company, and Immatics Merger Sub 2, a Cayman Islands exempted company. Upon the closing of the Business Combination on July 1, 2020, we converted into a Dutch public limited liability company (naamloze vennootschap) and changed our name to Immatics N.V. Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings and the establishment of subsidiaries to effect the Business Combination. Upon the closing of the Business Combination, Immatics OpCo became the direct, wholly owned subsidiary of Immatics, and holds all material assets and conducts all business activities and operations of Immatics.

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 77595726. We have our corporate seat in Amsterdam, the Netherlands and our registered office is at Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany, and our telephone number is +49 (7071) 5397-0. Our executive office in the United States is located at Immatics US, Inc., 2130 W. Holcombe Boulevard, Houston, Texas, 77030 and our telephone number is +1 (346) 204-5400. Our website is www.immatics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to have only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); and

•	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2025; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our ordinary shares that are held by non-affiliates equals or exceeds $700.0 million as of the prior June 30. We may choose to take advantage of some but not all of these reduced burdens. For example, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. This transition period is only applicable under U.S. GAAP. As a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required or permitted by the International Accounting Standards Board.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” Accordingly, we report under the Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus and in the documents incorporated by reference in this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained in this prospectus and in the documents incorporated by reference in this prospectus may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Ordinary shares that may be offered and sold from time to time by the selling securityholders	39,332,281 ordinary shares

Offering price	The ordinary shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See the section titled “Plan of Distribution.”

Use of proceeds	All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Risk factors	Investing in our ordinary shares involves a high degree of risk. See the “Risk Factors” section beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.

Nasdaq symbol	“IMTX”

RISK FACTORS

Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the following risks and in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

You may experience immediate and substantial dilution in the book value of your investment.

If you purchase our ordinary shares in this offering made pursuant to this prospectus, you will experience immediate dilution in an amount equal to the difference between the purchase price per share and our then-net tangible book value per ordinary share.

If a United States person is treated as owning at least 10% of our ordinary shares, such United States person may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a United States person is treated as owning (directly, indirectly or constructively) 10% or more of our stock by vote or value, such U.S. holder will be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). Because our group includes at least one U.S. subsidiary, our non-U.S. subsidiaries and any non-U.S. subsidiaries we form or acquire in the future will generally be treated as controlled foreign corporations.

A United States shareholder of a controlled foreign corporation will be required to report annually and include in its U.S. federal taxable income its pro rata share of “subpart F income,” “global intangible low-taxed income” and investments in U.S. property by the controlled foreign corporation, regardless of whether it makes any distributions of that income. Special rules, however, apply to United States persons that are partnerships or other pass-through entities. Certain deductions and credits for foreign income taxes paid or accrued by the controlled foreign corporation may be allowed to a corporate United States shareholder, but will not be allowed to an individual United States shareholder.

There can be no assurance that we will furnish to any United States shareholder the information required to comply with the obligations applicable to a United States shareholder in respect of controlled foreign corporations. Failure to comply with these obligations may subject a United States shareholder of a controlled foreign corporation to significant monetary penalties and may prevent the statute of limitations with respect to its U.S. federal income tax return for the year for which reporting was due from starting. Beneficial owners of 10% or more of our ordinary shares that are United States persons should consult their tax advisors regarding the potential application of these rules to their investment in our ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). All statements other than statements of historical facts, including statements regarding our future results of operations and financial position, business and commercial strategy, potential market opportunities, products and product candidates, research pipeline, ongoing and planned preclinical studies and clinical trials, regulatory submissions and approvals, research and development costs, timing and likelihood of success, as well as plans and objectives of management for future operations are forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others.

Forward-looking statements are based on our management’s beliefs and assumptions and on information available to our management at the time such statements are made. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus. Forward-looking statements speak only as of the date on which they were made. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of such statements, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DIVIDEND POLICY

We have never declared or paid any cash dividends and have no plan to declare or pay any dividends on our ordinary shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion of our business.

We will be able to make distributions to our shareholders only to the extent that our equity exceeds the aggregate amount of issued share capital and reserves that must be maintained pursuant to Dutch law or under our articles of association. We may not make any distribution of profits on shares held as treasury shares and such treasury shares will not be taken into account when determining the profit entitlement of our shareholders. Our articles of association prescribe that profits in any financial year will be distributed first to holders of our financing preferred shares, if any are outstanding. Any remaining profits may be reserved by our board of directors. Any profits remaining thereafter and reserves may be distributed as dividends to the holders of our ordinary shares, subject to the appropriate record date. The general meeting is authorized to declare distributions upon the proposal of our board of directors. Our board of directors determines whether and how much of the profits shown in the adopted annual accounts will be reserved and the manner and date of any dividend. In addition, our board of directors is permitted, subject to certain requirements, to declare interim dividends without the approval of our shareholders. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and the receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The Company

We were incorporated on March 10, 2020 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, and upon the consummation of the Business Combination, we converted into a Dutch public limited liability company (naamloze vennootschap).

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 77595726. We have our corporate seat is in Amsterdam, the Netherlands and our registered office is at Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

Share Capital

Authorized Share Capital

Our authorized share capital consists of 285,000,000 ordinary shares, nominal value of €0.01 per share, and 15,000,000 financing preferred shares. The financing preferred shares are divided into five series, each consisting of 3,000,000 financing preferred shares. As of June 30, 2021, there were 62,909,231 ordinary shares outstanding and no financing preferred shares outstanding.

The financing preferred shares may, at the request of the holder, be converted into ordinary shares pursuant to a resolution of our board of directors. The conditions for conversion and the further terms and conditions related to the financing preferred shares will be determined by our board of directors, our general meeting and the meeting of holders of the series of financing preferred shares concerned, if such series of financing preferred shares has been issued and are held by persons other than us. The preceding sentence applies by analogy to any adjustment to the conditions.

Issuance of Ordinary Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of our general meeting. Our articles of association provide that the general meeting may only resolve to issue shares upon the proposal of our board of directors. The general meeting may authorize our board of directors to issue new ordinary shares or grant rights to subscribe for ordinary shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, our general meeting will not have the power to issue ordinary shares.

Pursuant to a resolution of the general meeting dated June 30, 2020, our board of directors is irrevocably authorized to for a period of five years from July 1, 2020, to issue ordinary shares or financing preferred shares up to the amount of the authorized share capital (from time to time).

Preemptive Rights

Subject to restrictions in our articles of association, holders of ordinary shares have preemptive rights in relation to newly issued ordinary shares under Dutch law.

Under our articles of association, the preemptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of our general meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The general meeting may authorize our board of directors to limit or exclude the preemptive rights in respect of newly issued ordinary shares. Such authorization for our board of directors can be granted and extended, in each case for a period not exceeding five years.

Pursuant to a resolution of the general meeting dated June 30, 2020, our board of directors is irrevocably authorized for a period of five years from July 1, 2020 to limit or exclude preemptive rights on ordinary shares up to 100% of the number of ordinary shares in our authorized share capital (from time to time).

Preemptive rights do not exist with respect to (a) the issuance of ordinary shares or grant of rights to subscribe for ordinary shares to our employees or a “group” company of ours, and (b) the issuance of ordinary shares against a contribution in kind. Preemptive rights do not exist with respect to the issuance of financing preferred shares and holders of financing preferred shares have no preemptive right to acquire newly issued ordinary shares.

Transfer of Ordinary Shares

Under Dutch law, transfers of ordinary shares (other than in book-entry form) require a written deed of transfer and, unless the company is a party to the deed of transfer, and acknowledgement by or proper service upon the company to be effective.

Under our articles of association, if one or more ordinary shares are admitted to trading on Nasdaq or any other regulated foreign stock exchange located in the United States, we may, by resolution of our board of directors, determine that the laws of the State of New York will apply to the property law aspects of the ordinary shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, will be made public as required by law and will be made available for inspection at our office and the Dutch trade register. Our management has adopted such resolution effective as of the July 1, 2020.

Form of Ordinary Shares

Pursuant to our articles of association, the ordinary shares are registered shares.

Purchase and Repurchase of Ordinary Shares

Under Dutch law, we may not subscribe for newly issued ordinary shares. We may acquire ordinary shares, subject to applicable provisions and restrictions of Dutch law and our articles of association, to the extent that:

•	such ordinary shares are fully paid up;

•	such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our articles of association; and

•	immediately after the acquisition of such ordinary shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than ordinary shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin-off) under statutory Dutch or other law, we may acquire ordinary shares only if our general meeting has authorized our board of directors to acquire ordinary shares. An authorization by our general meeting for the acquisition of ordinary shares can be granted for a maximum period of 18 months. Such authorization must specify the number of ordinary shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of our general meeting is required if ordinary shares are acquired by us on Nasdaq with the intention of transferring such ordinary shares to our employees or employees of a group company pursuant to an arrangement applicable to them. We cannot derive any right to any distribution from ordinary shares, or voting rights attached to ordinary shares, acquired by us.

Pursuant to a resolution of the general meeting dated June 17, 2021, our board of directors is irrevocably authorized for a period of 18 months to resolve for us to acquire fully paid-up ordinary shares up to the maximum number of ordinary shares permitted pursuant to the law and our articles of association from time to time, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the ordinary shares up to one hundred and ten percent (110%) of the market price of ordinary shares, provided that (i) for open market or privately negotiated repurchases, the market price will be the price of the ordinary shares on Nasdaq at the time of the transaction, (ii) for self-tender offers, the market price will be the volume-weighted average price of the ordinary shares on Nasdaq during a period, determined by our board of directors, of no less than one and no more than five consecutive trading days immediately prior to the expiration of the tender offer, and (iii) for accelerated repurchase arrangements, the market price will be the volume-weighted average price of the ordinary shares on Nasdaq over the term of the arrangement. The volume-weighted average price for any number of trading days will be calculated as the arithmetic average of the daily volume-weighted average price on those trading days.

Pursuant to a resolution of the general meeting dated June 17, 2021, our board of directors is furthermore irrevocably authorized for a period of 18 months from July 1, 2021 to resolve for us to acquire fully paid-up financing preferred shares up to the maximum number of financing preferred shares permitted pursuant to the law and our articles of association from time to time and that financing preferred shares may be acquired through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the financing preferred shares up to the amount that would be paid by us upon cancellation of such financing preferred shares in accordance with the relevant provisions of our articles of association.

Capital Reduction

At a general meeting, our shareholders may resolve on the proposal of our board of directors to reduce our issued share capital by (i) cancelling ordinary shares or (ii) reducing the nominal value of the ordinary shares by amending our articles of association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel ordinary shares may only relate to (i) ordinary shares held by us or in respect of which we hold the depository receipts, or (ii) all financing preferred shares of a class if approved by the holders of all shares of that class. In order to be approved by our general meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting if at least 50% of the issued share capital is represented at such meeting or at least 66 2/3% of the votes cast at a general meeting if less than 50% of the issued share capital is represented at such meeting. A reduction of the nominal value of ordinary shares without repayment and without release from the obligation to pay up the ordinary shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting of Shareholders and Voting Rights

General Meeting of Shareholders

General meetings are held in Amsterdam, Rotterdam, The Hague, Arnhem, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend our general meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

However, due to the COVID-19 pandemic several restrictions have been implied in the Netherlands. It is possible that we will deviate from our articles of association and/or the Dutch Civil Code, as permitted under the emergency bill Temporary Measures in the Field of the Ministry of Justice and Security in connection with the Outbreak of COVID-19 (Tijdelijke Wet COVID-19 Justitie & Veiligheid), as extended or amended from time to time.

We will hold at least one general meeting each year, to be held within six months after the end of our financial year. A general meeting will also be held within three months after our board of directors has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid-up and called-up capital, in order to discuss the measures to be taken if so required. If our board of directors fails to hold such general meeting in a timely manner, each shareholder and other person entitled to attend our general meeting may be authorized by the Dutch court to convene our general meeting.

Our board of directors may convene additional extraordinary general meetings of shareholders at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a general meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that our board of directors convenes a shareholders’ meeting, (ii) our board of directors convenes a shareholders’ meeting or (iii) our board of directors has not taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The general meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of our general meeting. For the annual general meeting, the agenda will include, among other things, the adoption of our annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on our board of directors. In addition, the agenda for a general meeting includes such additional items as determined by our board of directors. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the sixtieth (60th) day before the day the relevant shareholders’ meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda. Under our articles of association, certain items can only be put on the agenda as a voting item by our board of directors. Shareholders meeting the relevant requirements may still request the inclusion of such items on the agenda as a discussion item.

We will give notice of each general meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a general meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to our articles of association and Dutch law, our board of directors may determine a record date (registratiedatum) of 28 calendar days prior to a general meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at our general meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of our general meeting. Our articles of association provide that a shareholder must notify us in writing of his or her identity and his or her intention to attend (or be represented at) our general meeting, such notice to be received by us on the date set by our board of directors in accordance with our articles of association and as set forth in the convening notice. If this requirement is not complied with or if upon request no proper identification is provided by any person wishing to enter our general meeting, the chairman of our general meeting may, in his or her sole discretion, refuse entry to the shareholder or his or her proxy holder.

Pursuant to our articles of association, our general meeting is chaired by the chairman of our board of directors, who, nevertheless, may charge another person to preside over the meeting in his place even if he himself is present at the meeting. If the chairman of our board of directors is absent and he has not charged another person to preside over the meeting in his place, our general meeting will be presided over by the vice-chairman of our board of directors. If both the chairman and the vice-chairman are absent, our directors present at the meeting will appoint one of them to be chairman. In the absence of all directors, our general meeting will be presided over by our chief executive officer. If all directors and our chief executive officer are absent, our general meeting will appoint its chairman.

Voting Rights and Quorum

In accordance with Dutch law and our articles of association, each ordinary share, irrespective of which class it concerns, confers the right on the holder thereof to cast one vote at our general meeting. The voting rights attached to any ordinary shares held by us or our direct or indirect subsidiaries are suspended, unless the ordinary shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such ordinary shares were acquired by us or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the ordinary shares. We may not exercise voting rights for ordinary shares in respect of which we or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of our general meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes will not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting. The chairman of our general meeting will determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Dutch law or our articles of association provide for a special majority in relation to specified resolutions. Our articles of association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.

Subject to certain restrictions in our articles of association, the determination during our general meeting made by the chairman of that general meeting with regard to the results of a vote will be decisive. Our board of directors will keep a record of the resolutions passed at each general meeting.

Amendment of Articles of Association

At a general meeting, at the proposal of our board of directors, our general meeting may resolve to amend the articles of association. A resolution by the shareholders to amend the articles of association requires a majority of the votes cast.

Merger, Demerger and Dissolution

At the proposal of our board of directors, our general meeting may resolve with a majority of the votes cast (subject to certain exceptions), or with at least two-thirds of the votes cast if less than half of the issued capital is present or represented at our general meeting, to legally merge or demerge the company within the meaning of Title 7, Book 2 of the Dutch Civil Code.

Our shareholders may at a general meeting, based on a proposal by our board of directors, by means of a resolution passed by a majority of the votes cast, resolve that the company will be dissolved. In the event of dissolution of the company, the liquidation will be effected by our executive directors, under the supervision of our non-executive directors, unless our general meeting decides otherwise.

Squeeze-Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings will give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of our issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving the company, a contribution of cash and/or assets against issuance of ordinary shares, the issuance of new ordinary shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of our assets and our dissolution or liquidation is subject to approval by a majority of the votes cast in our general meeting. Our articles of association provide that our general meeting may only adopt such resolution upon a proposal of our board of directors.

Certain Other Major Transactions

Our articles of association and Dutch law provide that resolutions of our board of directors concerning a material change in our identity, character or business are subject to the approval of our general meeting. Such changes include:

•	a transfer of all or materially all of our business to a third party;

•	the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to the company; and

•	the acquisition or disposition of an interest in the capital of a company by the company or by its subsidiary with a value of at least one-third of the value of our assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

We may only make distributions to our shareholders if our equity exceeds the aggregate amount of the issued share capital and the reserves that must be maintained pursuant to Dutch law or our articles of association. Under our articles of association, any profits or distributable reserves must first be applied to pay a dividend on the financing preferred shares, if outstanding.

Any remaining profits may be reserved by our board of directors. After reservation by our board of directors of any distributable profits, our general meeting will be authorized to declare distributions on the proposal of our board of directors. Our board of directors is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in our articles of association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or our articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay its due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.

Upon proposal of our board of directors, the general meeting may determine that distributions will be made in whole or in part in a currency other than the euro. We shall announce any proposal for a distribution and the date when and the place where the distribution will be payable to all shareholders by electronic means of communication with due observance of the applicable law and stock exchange rules. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to the company (verjaring).

Notices

We will give notice of each general meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Warrants

As of June 30, 2021, there were 7,187,500 warrants outstanding. Each whole warrant entitles the holder to purchase one ordinary share for $11.50 per share, subject to certain adjustments. The warrants will expire at the earliest to occur of (i) 5:00 p.m., New York City time on July 1, 2025 and (ii) 5:00 p.m., New York City time on the redemption date, if any, that we may fix in accordance with the warrant agreement. Any warrant not exercised prior to its expiration will become void.

Registration Rights

We have granted to certain of our securityholders registration rights pursuant to an Investor Rights and Lock-Up Agreement, dated July 1, 2020, among us and the investors party thereto. Such securityholders are entitled to the following rights with respect to the registration of their ordinary shares for public resale under the Securities Act.

Shelf Registration. We are obligated to file and keep effective a shelf registration statement pursuant to Rule 415 under the Securities Act with respect to all securities subject to registration rights, subject to certain exceptions.

Demand Registration. Upon the demand of certain securityholders, we are obligated to effect a resale registration under the Securities Act with respect to all or any portion of their shares subject to registration rights, subject to certain exceptions. Demand registration rights will not be triggered if there is an effective resale shelf registration statement.

Piggyback Registration. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other securityholders, holders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a demand registration, a registration statement on Form S-4, F-4 or S-8 and or a registration of convertible debt securities, these holders will be entitled to notice of the registration and will have the right to include their registrable securities in the registration, subject to certain limitations. Piggyback registration rights will not be triggered if there is an effective resale shelf registration statement, the registration is solely for an offering of securities by us and no other securityholder is entitled to participate in such registration.

Expenses; Indemnification. We must pay all registration expenses in connection with effecting any demand registration, piggyback registration or shelf registration. We are also subject customary indemnification and contribution provisions.

Stock Exchange Listing

Our ordinary shares are listed on Nasdaq under the symbol “IMTX.”

Transfer Agent

Continental Stock Transfer & Trust Company serves as our agent in New York to maintain our shareholders’ register on behalf of our board of directors and acts as transfer agent and registrar for the ordinary shares.

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to applicable resolutions adopted by the United Nations, regulations of the European Union, the Sanctions Act 1977 (Sanctiewet 1977), national emergency legislation, or other legislation, applicable anti-boycott regulations and similar rules. Pursuant to the Dutch Foreign Financial Relations Act 1994 (Wet financiële betrekkingen buitenland 1994) entities could be obliged to provide certain financial information to the Dutch Central Bank for statistical purposes only. The European Directive Mandatory Disclosure Rules (2011/16/EU) in relation to cross-border tax arrangements can provide for future notification requirements.

Under German law, there are no exchange controls restricting the transfer of funds between Germany and other countries or individuals, subject to applicable restrictions concerning import or export control or sanctions and measures against certain persons, entities and countries subject to embargoes in accordance with German law and applicable resolutions adopted by the United Nations and the European Union.

Under German foreign trade regulation, with certain exceptions, every corporation or individual residing in Germany must report to the German Central Bank on any payment received from or made to a non-resident corporation or individual if the payment exceeds €12,500 (or the equivalent in a foreign currency). Additionally, corporations and individuals residing in Germany must report to the German Central Bank on any claims of a resident against, or liabilities payable to, a non-resident corporation or individual exceeding an aggregate of €5 million (or the equivalent in a foreign currency) at the end of any calendar month. Resident corporations and individuals are also required to report annually to the German Central Bank on any stakes of 10% or more they hold in the equity of non-resident corporations with total assets of more than €3 million. Corporations residing in Germany with assets in excess of €3 million must report annually to the German Central Bank on any stake of 10% or more in the company held by an individual or a corporation located outside Germany.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 39,332,281 ordinary shares by the selling securityholders. The selling securityholders may from time to time offer and sell any or all of the ordinary shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering ordinary shares for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The selling securityholders may sell some, all or none of their ordinary shares. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. We do not know how long the selling securityholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with any selling securityholder regarding its resale of any of the common shares. See “Plan of Distribution.”

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of ordinary shares registered on its behalf.

Ordinary shares offered and beneficially owned are based primarily on information initially provided to us by the selling securityholders indicating the ordinary shares they wished to be covered by this registration statement and eligible for sale under this prospectus. A selling securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the selling securityholders.

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Immatics N.V., Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

	Shares Owned Before the Offering	Shares Being Offered	Shares Owned After the Offering
Name of Selling Shareholder	(#)†	(#)†	(#)(1)	(%)(1)
Harpreet Singh	296,627	267,241	29,386	*
Peter Chambre	105,987	105,987	—	—
Carsten Reinhardt	110,907	107,781	3,126	*
Toni Weinschenk	72,906	71,598	1,308	*
Stephen Eck	13,705	13,705	—	—
Rainer Kramer	64,150	60,338	3,812	*
Thomas Ulmer	19,351	19,351	—	—
Steffen Walter	39,795	38,302	1,493	*
dievini Hopp BioTech holding GmbH & Co. KG(2)	16,476,073	16,476,073	—	—
AT Impf GmbH(3)	4,911,778	4,911,778	—	—
MIG GmbH & Co Fonds 11 KG(4)	1,823,113	1,823,113	—	—
MIG GmbH & Co Fonds 13 geschlossene Investment-KG(4)	206,674	206,674	—	—
Wellington Partners Ventures II GmbH & Co. KG(5)	2,740,987	2,740,987	—	—
Wellington Partners Nominee Ltd.(6)	1,184,440	1,184,440	—	—
Wellington Partners Ventures IV Life Science Fund L.P.(6)	796,163	796,163	—	—
ARYA Sciences Holdings(7)	3,503,750	3,503,750	—	—
Kevin Conroy(7)	30,000	30,000	—	—
Todd Wider(7)	30,000	30,000	—	—
David Hung(7)	30,000	30,000	—	—

Alyeska Master Fund, LP(8)	496,032	496,032	—	—
Alyeska Master Fund 3, LP(9)	3,968	3,968	—	—
Baker Brothers Life Sciences, L.P.(10)	137,573	137,573	—	—
667, L.P. (10)	12,427	12,427	—	—
Dellora Investments LP(11)	15,000	15,000	—	—
Federated Hermes Kaufmann Fund(12)	400,000	400,000	—	—
Federated Hermes Kaufmann Fund II(12)	10,000	10,000	—	—
Federated Hermes Kaufmann Small Cap Fund(12)	290,000	290,000	—	—
Perceptive Life Sciences Master Fund Ltd.(13)	2,500,000	2,500,000	—	—
Redmile Capital Offshore II Master Fund, Ltd.(14)	894,500	894,500	—	—
Redmile Strategic Master Fund, LP(14)	1,105,500	1,105,500	—	—
RTW Innovation Master Fund, Ltd.(15)	85,435	85,435	—	—
RTW Master Fund, Ltd.(15)	240,415	240,415	—	—
RTW Venture Fund Limited(15)	24,150	24,150	—	—
Schonfeld Strategic 460 Fund LLC(16)	100,000	100,000	—	—
Sphera Biotech Master Fund L.P(17)	150,000	150,000	—	—
Sphera Global Healthcare Master Fund(17)	450,000	450,000	—	—
†	Ordinary shares offered and beneficially owned are based primarily on information initially provided to us by the selling securityholders indicating the ordinary shares they wished to be covered by this registration statement and eligible for sale under this prospectus. A selling securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the selling securityholders.
*	Less than 1%
(1)	The number of shares owned after this offering assumes the sale of all shares offered in this prospectus. The percentage of shares owned after this offering is based on 62,908,617 ordinary shares outstanding as of December 31, 2020.
(2)	The business address of Hopp BioTech holding GmbH & Co. KG is dievini Hopp BioTech holding GmbH & Co. KG, Johann-Jakob-Astor-Strasse 57, 69190 Walldorf, Federal Republic of Germany.
(3)	The business address of AT Impf GmbH is c/o Athos Service GmbH, Rosenheimer Platz 6, 81669 Munich, Federal Republic of Germany.
(4)	The business address of each of MIG GmbH & Co Fonds 11 KG and MIG GmbH & Co Fonds 13 geschlossene Investment-KG is Ismaniger Str. 102, 81675 Munich, Federal Republic of Germany.
(5)	The business address of Wellington Partners Ventures II GmbH & Co. KG (A) is Tuerkenstrasse 5, 80333 Munich, Federal Republic of Germany.
(6)	The business address of each of Wellington Partners Ventures IV Life Sciences Fund L.P. and Wellington Partners Nominee Ltd. is 11-15 Seaton Place St Helier Jersey JE4 0QH, Channel Island.
(7)	The business address of each of ARYA Sciences Holdings, Kevin Conroy, Todd Wider and David Hung is c/o Perceptive Advisors, 51 Astor Place, 10th Floor, New York, New York 10003.
(8)	The business address of Alyeska Master Fund, LP is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands, British West Indies.
(9)	The business address of Alyeska Master Fund 3, LP is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.
(10)	The business address of each of Baker Brothers Life Sciences, L.P. and 667, L.P. is 860 Washington Street, 3rd Floor, New York, NY 10014.
(11)	The business address of Dellora Investments LP is 4 Murdock Road, Scarsdale, NY 10583.
(12)	The business address of each of Federated Hermes Kaufmann Fund, Federated Hermes Kaufmann Fund II and Federated Hermes Kaufmann Small Cap Fund is 4000 Ericsson Drive, Warrendale, PA 15086-7561.
(13)	The business address of Perceptive Life Sciences Master Fund Ltd. is 51 Astor Place, 10th Floor, New York, NY 10003.
(14)	The business address of each of Redmile Capital Offshore II Master Fund, Ltd. and Redmile Strategic Master Fund, LP is One Letterman Drive, Suite D3-300 , San Francisco, CA 94129.
(15)	The business address of each of RTW Innovation Master Fund, Ltd., RTW Master Fund, Ltd. and RTW Venture Fund Limited is 412 W. 15th St., Floor 9, New York, NY 10011.
(16)	The business address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Fl. 19, New York, NY 10022.
(17)	The business address of each of Sphera Biotech Master Fund L.P and Sphera Global Healthcare Master Fund is c/o Maples Corporate Services Limited P.O. Box 309 , Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the possible offer and sale from time to time of up to 39,332,281 ordinary shares by the selling securityholders. All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ordinary shares are listed on Nasdaq under the symbol “IMTX”.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

TAXATION

Material U.S. Federal Income Tax Considerations for U.S. Holders

In the opinion of Davis Polk & Wardwell LLP, the following is a description of the material U.S. federal income tax consequences to the U.S. Holders, as defined below, of owning and disposing our ordinary shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares.

This discussion applies only to a U.S. Holder that holds ordinary shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, it does not describe any tax consequences other than U.S. federal income tax consequences, including state and local tax consequences and estate tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding ordinary shares as part of a straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the ordinary shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRAs” and governmental entities;

•	real estate investment trusts or regulated investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that own or are deemed to own 10% or more of the voting power or value of our shares; or

•	persons holding ordinary shares in connection with a trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ordinary shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the Netherlands and the United States (the “Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

A “U.S. Holder” is a beneficial owner of our ordinary shares who, for U.S. federal income tax purposes, is eligible for the benefits of the Treaty and who is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election under the Treasury regulations is in effect for the trust to be treated as a United States person.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ordinary shares in their particular circumstances.

The discussion under “Taxation of Distributions” and “Sale or Other Disposition of Ordinary shares” below describes certain consequences to U.S. Holders in the event that we are not a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”) during any tax year in which a U.S. Holder holds our ordinary shares. This discussion assumes that we were not a PFIC for our 2020 taxable year, and will not become a PFIC in the foreseeable future. See “Passive Foreign Investment Company Rules” below.

Taxation of Distributions

Distributions paid on ordinary shares, other than certain pro rata distributions of ordinary shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, may be taxable at long-term capital gain rates. Dividends will constitute qualified dividend income (a) for so long as the ordinary shares with respect to which the dividends are paid are listed on the NYSE or are otherwise considered "readily tradable" on an established securities market for U.S. federal income tax purposes or we are eligible for benefits under the Treaty and (b) we are not a PFIC in the year in which the dividend is paid or the prior taxable year. However, there can be no assurance that our ordinary shares will remain listed or otherwise be considered readily tradable on an established securities market in the future, nor (as discussed under “Passive Foreign Investment Company Rules” below) that we will not be a PFIC for any future taxable year. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of a dividend will include any amounts withheld in respect of Dutch income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Dutch income taxes withheld from dividends on ordinary shares (at a rate not exceeding the rate provided by the Treaty, in the case of a U.S. Holder eligible for a reduced rate under the Treaty) will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Dutch income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of Ordinary Shares

Gain or loss realized by a U.S. Holder on the sale or other disposition of ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such ordinary shares was more than one year as of the date of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Long-term capital gain recognized by a non-corporate U.S. Holder is subject to U.S. federal income tax at rates lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

Under the Code, we will be a PFIC for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes interest, dividends, certain non-active rents and royalties, and capital gains.

We believe that we were not a PFIC for our 2020 taxable year, and we do not expect to become a PFIC for the current or subsequent taxable years. However, whether we will be a PFIC in the current or any future year is uncertain because, among other things, (i) we currently own, and likely will continue to own, a substantial amount of passive assets, including cash, (ii) the timing of our recognition of active income for U.S. federal income tax purposes, which may differ from the timing of the recognition of such income for financial accounting purposes, may result in our recognizing minimal amounts of active income for U.S. federal income tax purposes in certain taxable years and (iii) the valuation of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is uncertain and may be determined in substantial part by our market capitalization, which may vary substantially over time. Accordingly, there can be no assurance that we will not be a PFIC for the current or any future taxable year.

If we are a PFIC for any year during which a U.S. Holder holds ordinary shares, we will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds ordinary shares, even if we cease to meet the threshold requirements for PFIC status, unless the U.S. Holder elects to recognize gain, if any, as if it sold its ordinary shares as of the last day of the last tax year in which we are a PFIC (a “Purging Election”). In addition, we may, directly or indirectly, have held or hold equity interests in other PFICs (collectively, “Lower-tier PFICs”). Under attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate shares of the stock of Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held those shares directly, even though it will not have received the proceeds of those distributions or dispositions directly. U.S. Holders should consult their tax advisers about the consequences to them if we own one or more Lower-tier PFICs.

If we are a PFIC for any taxable year during which a U.S. Holder holds ordinary shares (assuming the U.S. Holder has not made one of certain elections, as described below), gain recognized by the U.S. Holder on the sale or other disposition (including certain pledges) of ordinary shares (including any gain recognized as a consequence of a Purging Election) will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability. Further, to the extent that any distribution received by a U.S. Holder on its ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution will be subject to taxation in the same manner as gain, described immediately above.

If we were a PFIC and a U.S. Holder made either (a) an election to treat our ordinary shares as stock of a “qualified electing fund,” or QEF, or (b) a “mark-to-market” election) with respect to our ordinary shares, that election would alleviate some of the adverse tax consequences of PFIC status and would result in an alternative treatment of the ordinary shares. If we determine that we are a PFIC for any taxable year, we intend to provide the information for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, we cannot give any assurance that we will have timely knowledge of our status as a PFIC in the future or that we will provide the information necessary for U.S. Holders to make “QEF elections.” Furthermore, the availability of a “mark-to-market election” with respect to the ordinary shares is a factual determination that will depend on the manner and quantity of trading of our ordinary shares. A mark-to-market election cannot be made with respect to the stock of any of our subsidiaries. U.S. Holders should consult their tax advisers regarding whether any of these elections for alternative treatment would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are a PFIC (or, with respect to a particular U.S. Holder, are treated as a PFIC) for a taxable year in which we pay a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

If we are a PFIC for a taxable year during which a U.S. Holder holds ordinary shares, the U.S. Holder will generally be required to file an annual report on IRS Form 8621 with its annual U.S. federal income tax returns, subject to certain exceptions. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

Prospective U.S. Holders should consult their tax advisers regarding the potential PFIC rules to an investment in ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Material Dutch Tax Considerations

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of ordinary shares. It does not purport to present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of ordinary shares in the capital of Immatics, which we refer to as a shareholder. For Dutch tax purposes, a shareholder may include an individual who, or an entity that, does not hold the legal title to the ordinary shares, but to whom, or to which, nevertheless the ordinary shares or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the ordinary shares or based on specific statutory provisions. These include statutory provisions pursuant to which ordinary shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the ordinary shares.

This section is intended as general information only. A prospective shareholder should consult his or her own tax adviser regarding the tax consequences of any acquisition, holding, redemption and disposal of ordinary shares. Except as otherwise provided, this section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this prospectus supplement, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. On this basis, the statements included in this section are the opinion of CMS Derks Star Busmann N.V., Dutch counsel to Immatics.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulations for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant to a shareholder:

(i)	who is an individual and for whom the income or capital gains derived from the ordinary shares are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)	who has, or that has, a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in Immatics within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a shareholder has a substantial interest in Immatics if such shareholder, alone or—in case of an individual—together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them, directly or indirectly:

a.	owns, or holds, or is deemed to own or hold, certain rights to shares representing 5% or more of the total issued capital of Immatics, or of the issued and outstanding capital of any class of shares of Immatics;

b.	holds, or is deemed to hold, rights to, directly or indirectly, acquire shares, whether or not already issued, representing 5% or more of the total issued capital of Immatics, or of the issued capital of any class of shares of Immatics; or

c.	owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of Immatics or to 5% or more of the liquidation proceeds of Immatics.

A shareholder who is an individual will also have a substantial interest if a partner for Dutch tax purposes or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them has a substantial interest in Immatics:

(iii)	that is an entity which is, pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

(iv)	that is an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA; or

(v)	that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the ordinary shares, or a combination thereof (as defined in clause 13 CITA). Generally, a holding of ordinary shares is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of 5% or more of the nominal paid-up share capital in Immatics.

Withholding Tax on Dividend Payments

A shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by Immatics. Generally, Immatics is responsible for the withholding of such dividend withholding tax at the source. However, a shareholder will not be subject to Dutch dividend withholding tax on dividends distributed by Immatics if, and for as long as, Immatics is resident solely in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), unless:

(i)	the shareholder is a Dutch Individual (as defined below) or a Dutch Corporate Entity (as defined below); or

(ii)	the shareholder is a Non-Dutch Individual (as defined below) or a Non-Dutch Corporate Entity (as defined below) and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the ordinary shares are attributable.

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. It is currently envisaged that Immatics shall have its place of effective management in Germany.

It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the German-Dutch tax treaty as described above, either at the source or through a refund request by a shareholder.

Dividends distributed by Immatics include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)	proceeds from the liquidation of Immatics or proceeds from the repurchase of ordinary shares by Immatics, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)	the nominal value of ordinary shares issued to a shareholder or an increase in the nominal value of ordinary shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital, that is not recognized for Dutch dividend withholding tax purposes, or if recognized for Dutch dividend withholding tax purposes, to the extent that Immatics has “net profits” (zuivere winst) which may include anticipated profits that have yet to be realized, unless:

a.	the general meeting has resolved in advance to make such repayment; and

b.	the nominal value of the ordinary shares concerned has been reduced with an equal amount by way of an amendment to the articles of association of Immatics. The term “net profits” includes anticipated profits that have yet to be realized.

If a shareholder is resident or deemed to be resident in the Netherlands, such shareholder is generally entitled to an exemption or a credit for any Dutch dividend withholding tax against his or her Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax. Depending on his or her specific circumstances, a shareholder resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax pursuant to Dutch law, EU law or treaties for avoidance of double taxation.

A shareholder that is resident (i) in an EU member state, or (ii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iii) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters, is entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of ordinary shares if the final tax burden in respect of the dividends distributed by Immatics of a comparable Dutch resident shareholder is lower than the withholding tax incurred by the non-Dutch resident shareholder. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident shareholder is entirely compensated in his or her state of residence under the provisions of a treaty for the avoidance of double taxation concluded between this state of residence and the Netherlands.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividends paid by Immatics is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends. The DWTA provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a shareholder will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

(i)	a person other than the shareholder wholly or partly, directly or indirectly, benefits from the dividends;

(ii)	whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the ordinary shares on which the dividends were paid; and

(iii)	that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the shareholder.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders:

(i)	individuals who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Individuals”); and

(ii)	entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands for corporate income tax purposes (“Dutch Corporate Entities”).

Dutch Individuals Engaged or Deemed to Be Engaged in an Enterprise or in Miscellaneous Activities

Dutch Individuals engaged or deemed to be engaged in an enterprise or who derive income from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.5% on any benefits derived or deemed to be derived from the ordinary shares, that are either attributable to:

(i)	an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement (medegerechtigde) to the net worth of such enterprise other than as an entrepreneur or a shareholder; or

(ii)	the benefits of which are attributable to miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Individuals Not Engaged or Deemed to Be Engaged in an Enterprise or in Miscellaneous Activities

Generally, the ordinary shares held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or miscellaneous activities, or who is so engaged or deemed to be engaged but the ordinary shares are not attributable to that enterprise or miscellaneous activities, will be subject to annual income tax imposed on a fictitious yield on the ordinary shares under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the ordinary shares, is set at a percentage of the positive balance of the fair market value of these assets, including the ordinary shares and the fair market value of these liabilities. The percentage, which is annually indexed, increases:

(i)	from 1.898% over the first €50,000;

(ii)	to 4.501% over €50,000 up to and including €950,000; and

(iii)	to a maximum of 5.69% over €950,000 or higher.

No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen), which is €50,000 in 2021. The positive balance of the fair market value of assets, including the ordinary shares, and liabilities that is taxed under this regime is measured once in each calendar year on January 1. The tax rate under the regime for savings and investments is a flat rate of 31%.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% on any benefits derived or deemed to be derived from the ordinary shares. A reduced rate of 15% applies to the first € 245,000 of taxable profits.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders:

•	individuals not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes (“Non-Dutch Individuals”); or

•	entities not resident and not deemed to be resident in the Netherlands for Dutch corporate income tax purposes (“Non-Dutch Corporate Entities”).

A Non-Dutch Individual or a Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the acquisition, holding, redemption and disposal of ordinary shares, other than withholding tax as described above, except if:

(i)	the Non-Dutch Individual or the Non-Dutch Corporate Entity derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the ordinary shares are attributable;

(ii)	the Non-Dutch Individual derives benefits from miscellaneous activities carried out in the Netherlands in respect of the ordinary shares, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

(iii)	the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the ordinary shares are attributable; or

(iv)	the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the ordinary shares are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the ordinary shares by, or inheritance of the ordinary shares on the death of, a shareholder, except if:

•	at the time of the gift or death of the shareholder, the shareholder is resident, or is deemed to be resident, in the Netherlands;

•	the shareholder passes away within 180 days after the date of the gift of the ordinary shares and is not, or not deemed to be, at the time of the gift, but is, or deemed to be resident in the Netherlands at the time of his or her death; or

•	the gift of the ordinary shares is made under a condition precedent and the shareholder is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his or her nationality, be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override such deemed residency.

Value Added Tax (VAT)

No Dutch VAT will be payable by a shareholder in respect of any purchase, ownership and disposal of the ordinary shares.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the shareholder by reason only of the purchase, ownership and disposal of the ordinary shares

Residency

A shareholder will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the ordinary shares.

Material German Tax Considerations

The following section is a description of the material German tax considerations that become relevant when acquiring, owning and transferring Immatics’ ordinary shares. It is based on the German tax law applicable as of the date of this prospectus supplement without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

This section is intended as general information only and does not purport to be a comprehensive or complete description of all potential German tax effects of the acquisition, ownership or transfer of ordinary shares and does not set forth all German tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares. It does not constitute particular German tax advice and potential purchasers of Immatics’ ordinary shares are urged to consult their own tax advisers regarding the tax consequences of the acquisition, ownership and transfer of ordinary shares in light of their particular circumstances with regard to the application of German tax law to their particular situations (including full or partial tax exemptions of certain pension or investment funds or non-profit organizations), in particular with respect to the procedure to be complied with to obtain a relief of withholding tax on dividends and on capital gains (Kapitalertragsteuer) and with respect to the influence of double tax treaty provisions, as well as any tax consequences arising under the laws of any state, local or other non-German jurisdiction. For German tax purposes, a shareholder may include an individual who or an entity that does not have the legal title to the ordinary shares, but to whom nevertheless the ordinary shares are attributed, based either on such individual or entity owning a beneficial interest in the ordinary shares or based on specific statutory provisions.

All of the following is subject to change. Such changes could apply retroactively and could affect the consequences set forth below. This section does not refer to any foreign account tax compliance act (FATCA) aspects.

Immatics’ Tax Residency Status

Immatics has its statutory seat in the Netherlands and its sole place of management in Germany and is therefore tax resident in Germany (for purposes of the German-Dutch tax treaty). Thus, Immatics qualifies as a corporation subject to German unlimited liability for corporate income tax purposes. However, because Immatics’ tax residency depends on future facts regarding its place of management the German unlimited liability for corporate income tax purposes may change in the future.

Taxation of Dividends

Withholding Tax on Dividend Payments

Dividends distributed from Immatics to its shareholders are generally subject to German withholding tax, conditionally upon certain exemptions (for example, repayments of capital from the tax contribution account (steuerliches Einlagekonto)), as further described. The withholding tax rate is 25% plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon totaling 26.375% of the gross dividend amount. Withholding tax is to be withheld and passed on for the account of the shareholders by a domestic branch of a domestic or foreign credit or financial services institution (Kredit- und Finanzdienstleistungsinstitut), by the domestic securities trading company (inländisches Wertpapierhandelsunternehmen) or a domestic securities trading bank (inländische Wertpapierhandelsbank) which keeps and administers the ordinary shares and disburses or credits the dividends or disburses the dividends to a foreign agent, or by the securities custodian bank (Wertpapiersammelbank) to which the ordinary shares were entrusted for collective custody if the dividends are distributed to a foreign agent by such securities custodian bank (which is referred to as the “Dividend Paying Agent”). In case the ordinary shares are not held in collective deposit with a Dividend Paying Agent, Immatics is responsible for withholding and remitting the tax to the competent tax office. Such withholding tax is levied and withheld irrespective of whether and to what extent the dividend distribution is taxable at the level of the shareholder and whether the shareholder is a person residing in Germany or in a foreign country.

In the case of dividends distributed to a company within the meaning of Art. 2 of the amended EU Directive 2011/96/EU of the Council of November 30, 2011 (the “EU Parent Subsidiary Directive”) domiciled in another Member State of the European Union, withholding tax can be effectively reduced to zero. This also applies to dividends distributed to a permanent establishment located in another Member State of the European Union of such a parent company or of a parent company tax resident in Germany if the participation in Immatics is effectively connected with this permanent establishment. The key prerequisite for the application of the EU Parent Subsidiary Directive is that the shareholder has held a direct participation in the share capital of Immatics of at least 10% for at an uninterrupted period of least one year and is considered the beneficial owner of such participation.

The withholding tax on dividends distributed to other foreign resident shareholders can be reduced in accordance with an applicable double tax treaty (to 15%, 5% or 0%, depending on certain prerequisites) if Germany has concluded such double tax treaty with the country of residence of the shareholder and if the shareholder does not hold his or her ordinary shares either as part of the assets of a permanent establishment or a fixed place of business in Germany or as business assets for which a permanent representative has been appointed in Germany. Further, the foreign resident shareholder must be eligible for treaty purposes and no limitation of benefits provision in a double tax treaty and—both in relation to a reduction pursuant to the EU Parent Subsidiary Directive and an applicable tax treaty— the German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must not be applicable.

However, the deduction of withholding taxes will generally apply irrespective of a possible reduction pursuant to the EU Parent Subsidiary Directive or applicable double tax treaty except for the case that the recipient of the dividends has been granted an exemption from the German Federal Central Tax Office (Bundeszentralamt für Steuern) upon formal application by the recipient of the dividends (Freistellung im Steuerabzugsverfahren). In case of deducted withholding taxes, the reduction of the withholding tax pursuant to both the EU Parent Subsidiary Directive and an applicable double tax treaty is procedurally granted in such a manner that the difference between the total amount withheld, including the solidarity surcharge, and the tax liability determined on the basis of the EU Parent Subsidiary Directive (0%) or on the basis of the tax rate set forth in the applicable double tax treaty (15% unless further qualifications are met) is upon request refunded by the German Federal Central Tax Office (Bundeszentralamt für Steuern).

In the case of dividends received by corporations who are not tax resident in Germany, two-fifths of the withholding tax deducted and remitted are refunded without the need to fulfill all prerequisites required for such refund under the EU Parent Subsidiary Directive or under a double tax treaty or if no double tax treaty has been concluded between the state of residence of the shareholder, however, likewise subject to the conditions of the German anti-directive/treaty shopping provision.

In order to receive a refund pursuant to a double tax treaty or the aforementioned option for foreign corporations, the shareholder has to submit a completed form for refund (available at the website of the Federal Central Tax Office (http://www.bzst.de) as well as at the German embassies and consulates) together with a withholding tax certificate (Kapitalertragsteuerbescheinigung) issued by the institution that deducted the respective withholding tax.

In 2021, the German legislator adopted a reform of the withholding tax procedures by the Act to Modernize the Relief from Withholding Tax and the Certification of Capital Gains Tax (Abzugsteuerentlastungsmodernisierungsgesetz) which has been published in the German Federal Law Gazette on June 8, 2021. The reform comprises changes to the current withholding tax procedures in particular as regards the granting of exemption certificates (time limitation, conditions, etc.) and the application for refunds (in each case including allocation of competencies within tax authorities, procedural aspects and electronic reporting obligations by withholding agents) and as regards the application of German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz).

The aforementioned reductions of (or exemptions from) withholding tax are further restricted if (i) the applicable double tax treaty provides for a tax reduction resulting in an applicable tax rate of less than 15% and (ii) the shareholder is not a corporation that directly holds at least 10% in the equity capital of Immatics and is subject to tax on its income and profits in its state of residence without being exempt. In this case, the reduction of (or exemption from) withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in a company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the shares in a company during the minimum holding period without being directly or indirectly hedged, and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties.

In the absence of the fulfillment of all of the three prerequisites, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant assessment period. Furthermore, a shareholder that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for such a full tax credit has (i) to notify the competent local tax office accordingly, (ii) to declare according to the officially prescribed form and (iii) has to make a payment in the amount of the omitted withholding tax deduction.

However, these special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the shares in a company for at least one uninterrupted year upon receipt of the dividends.

For individual or corporate shareholders tax resident outside Germany not holding the ordinary shares through a permanent establishment (Betriebsstätte) in Germany or as business assets (Betriebsvermögen) for which a permanent representative (ständiger Vertreter) has been appointed in Germany, the remaining and paid withholding tax (if any) is then final (i.e., not refundable) and settles the shareholder’s limited tax liability in Germany. For individual or corporate shareholders tax resident in Germany (for example, those shareholders whose residence, domicile, registered office or place of management is located in Germany) holding their ordinary shares as business assets, as well as for shareholders tax resident outside of Germany holding their ordinary shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the withholding tax withheld (including solidarity surcharge) can be credited against the shareholder’s personal income tax or corporate income tax liability in Germany. Any withholding tax (including solidarity surcharge) in excess of such tax liability is refunded. For individual shareholders tax resident in Germany holding Immatics’ ordinary shares as private assets, the withholding tax is a final tax (Abgeltungsteuer), subject to the exceptions described in the following section.

Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Immatics’ Ordinary Shares as Private Assets (Private Individuals)

For individual shareholders (individuals) resident in Germany holding Immatics’ ordinary shares as private assets, dividends are subject to a flat rate tax which is satisfied by the withholding tax actually withheld (Abgeltungsteuer). Accordingly, dividend income will be taxed at a flat tax rate of 25% plus a 5.5% solidarity surcharge thereon totaling 26.375% and church tax (Kirchensteuer) in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the specific tax rate including church tax are to be discussed with the individual tax adviser of the relevant shareholder). Except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their dividend income.

The income tax owed for the dividend income is satisfied by the withholding tax withheld by the Dividend Paying Agent. However, if the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the final withholding tax will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

Exceptions from the flat rate tax (satisfied by withholding the tax at source, Abgeltungswirkung) may apply—that is, only upon application—for shareholders who have a shareholding of at least 25% in Immatics and for shareholders who have a shareholding of at least 1% in Immatics and work for a company in a professional capacity. In such a case, the same rules apply as for sole proprietors holding the ordinary shares as business assets (see below “Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding the Company’s Ordinary Shares as Business Assets—Sole Proprietors”). Further, the flat rate tax does not apply if and to the extent dividends reduced Immatics taxable income.

Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Immatics’ Ordinary Shares as Business Assets

If a shareholder holds the Immatics’ ordinary shares as business assets, the taxation of the dividend income depends on whether the respective shareholder is a corporation, a sole proprietor, a partnership or an investment fund.

Corporations

Dividend income of corporate shareholders is exempt from corporate income tax, provided that the corporation holds a direct participation of at least 10% in the share capital of a company at the beginning of the calendar year in which the dividends are paid (participation exemption). The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year. Participations in the share capital of the company which a corporate shareholder holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to such corporate shareholder only on a pro rata basis at the ratio of the interest share of the corporate shareholder in the assets of the relevant partnership. However, 5% of the tax-exempt dividends are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e., tax exemption of 95%. Business expenses incurred in connection with the dividends received are entirely tax deductible. The participation exemption does not apply if and to the extent dividends reduced Immatics taxable income.

For trade tax purposes the entire dividend income is subject to trade tax (i.e., the tax-exempt dividends must be added back when determining the trade taxable income), unless the corporation shareholder holds at least 15% of the company’s registered share capital at the beginning of the relevant tax assessment period (Erhebungszeitraum). In case of an indirect participation via a partnership please refer to the section “Partnerships” below.

If the shareholding is below 10% in the share capital, dividends are taxable at the applicable corporate income tax rate of 15%, plus a 5.5% solidarity surcharge thereon and trade tax (the rate of which depends on the applicably municipality levy rate determined by the municipality the corporate shareholder has its place of management and permanent establishments respectively).

Special regulations apply which abolish the 95% tax exemption, if the company’s ordinary shares are held as trading portfolio assets in the meaning of Section 340e of the German Commercial Code (Handelsgesetzbuch) by (i) a credit institution (Kreditinstitut), (ii) a financial service institution (Finanzdienstleistungsinstitut) or (iii) a financial enterprise within the meaning of the German Banking

Act (Kreditwesengesetz), in case more than 50% of the shares of such financial enterprise are held directly or indirectly by a credit institution or a financial service institution, as well as by a life insurance company, a health insurance company or a pension fund in case the shares are attributable to the capital investments, resulting in fully taxable income.

Sole Proprietors

For sole proprietors (individuals) resident in Germany holding ordinary shares as business assets dividends are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the dividend income will be taxed at his/her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, the dividend income is entirely subject to trade tax if the ordinary shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz), unless the shareholder holds at least 15% of the company’s registered share capital at the beginning of the relevant assessment period. The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently 4.0 times the trade tax measurement amount (Gewerbesteuer-Messbetrag). As from 2021 onwards, the solidarity surcharge has been abolished in case a certain income threshold is not exceeded.

Partnerships

In case ordinary shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax. In this regard, corporate income tax or personal income tax (and church tax, if applicable) as well as solidarity surcharge are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•	if the partner is a corporation, the dividend income will be subject to corporate income tax plus solidarity surcharge (see “Corporations” above);

•	if the partner is a sole proprietor, the dividend income will be subject to the partial income rule (see “Sole Proprietors” above); and

•	if the partner is a private individual, the dividend income will be subject to the flat tax rate (see “Private Individuals” above).

In case the partnership is a (operative or deemed) commercial partnership with its place of management in Germany the dividend income is subject to German trade tax at the level of the partnership, unless the partnership holds at least 15% of a company’s registered share capital at the beginning of the relevant assessment period, in which case the dividend income is exempt from trade tax.

Investment Funds

Investment funds (Investmentfonds) and specialized investment funds (Spezial-Investmentfonds) in the meaning of the German Investment Tax Act (Investmentsteuergesetz) and their investors are subject to special rules concerning the taxation of dividends, in particular in relation to the application of the German participation exemption, withholding tax treatment (applicable rate and exemption/refund procedure) and tax assessment.

Taxation of Dividend Income of Shareholders Tax Resident Outside of Germany

For foreign individual or corporate shareholders tax resident outside of Germany not holding the ordinary shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the deducted withholding tax (possibly reduced by way of a tax relief under a double tax treaty or domestic tax law, such as in connection with the EU Parent Subsidiary Directive) is final (that is, not refundable) and settles the shareholder’s limited tax liability in Germany, unless the shareholder is entitled to apply for a withholding tax refund or exemption.

In contrast, individual or corporate shareholders tax resident outside of Germany holding the company’s ordinary shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany are subject to the same rules as applicable (and described above) to shareholders resident in Germany holding the ordinary shares as business assets. The withholding tax withheld (including solidarity surcharge) is credited against the shareholder’s personal income tax or corporate income tax liability in Germany.

Taxation of Capital Gains

Withholding Tax on Capital Gains

Capital gains realized on the disposal of ordinary shares are only subject to withholding tax if (i) a permanent establishment in Germany of a German or foreign credit or financial institution, (ii) a German securities trading company or (iii) a German securities trading bank stores or administrates or carries out the disposal of the ordinary shares and pays or credits the capital gains. In those cases, the institution (and not the company) is required to deduct the withholding tax at the time of payment for the account of the shareholder and has to pay the withholding tax to the competent tax authority.

In case the ordinary shares in the company are held (i) as business assets by a sole proprietor, a partnership or a corporation and such shares are attributable to a German business or (ii) in case of a corporation being subject to unlimited corporate income tax liability in Germany, the capital gains are not subject to withholding tax. In case of the aforementioned exemption under (i) above, the withholding tax exemption is subject to the condition that the paying agent has been notified by the beneficiary (Gläubiger) that the capital gains are exempt from withholding tax. The respective notification has to be filed by using the officially prescribed form.

Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Immatics’ Ordinary Shares as Private Assets (Private Individuals)

For individual shareholders (individuals) resident in Germany holding ordinary shares as private assets, capital gains realized on the disposal of ordinary shares are subject to final withholding tax (Abgeltungsteuer). Accordingly, capital gains will be taxed at a flat tax rate of 25%, plus a 5.5% solidarity surcharge thereon totaling 26.375% and church tax, in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Central Tax Office (details related to the computation of the specific tax rate including church tax are to be discussed with the personal tax adviser of the relevant shareholder). The taxable capital gain is calculated by deducting the acquisition costs of the ordinary shares and the expenses directly and materially related to the disposal from the proceeds of the disposal. Apart from that, except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their capital gain.

In case the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the withholding tax (including solidarity surcharge) withheld will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as for partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

Capital losses arising from the disposal of the ordinary shares can only be offset against other capital gains resulting from the disposition of the ordinary shares or shares in other stock corporations during the same calendar year. Offsetting of overall losses with other income (such as business or rental income) and other capital income is not possible. Such losses are to be carried forward and to be offset against positive capital gains deriving from the disposal of ordinary shares in stock corporations in future years.

The final withholding tax (Abgeltungsteuer) will not apply if the seller of the ordinary shares or in case of gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the company’s registered share capital at any time during the five years prior to the disposal. In that case capital gains are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his/her personal income tax rate, plus a 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the capital gains are deductible for tax purposes. The withholding tax withheld (including solidarity surcharge) will be credited against the shareholder’s personal income tax liability in Germany.

Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Immatics’ Ordinary Shares as Business Assets

If a shareholder holds ordinary shares as business assets, the taxation of capital gains realized on the disposal of such shares depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership:

Corporations

Capital gains realized on the disposal of ordinary shares by a corporate shareholder are generally exempt from corporate income tax and trade tax. However, 5% of the tax-exempt capital gains are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e., tax exemption of 95%. Business expenses incurred in connection with the capital gains are entirely tax deductible.

Capital losses incurred upon the disposal of ordinary shares or other impairments of the share value are not tax deductible. A reduction of profit is also defined as any losses incurred in connection with a loan or security in the event the loan or the security is granted by a shareholder or by a related party thereto or by a third person with the right of recourse against the before mentioned persons and the shareholder holds directly or indirectly more than 25% of the company’s registered share capital.

Special regulations apply, if the ordinary shares are held as trading portfolio assets by a credit institution, a financial service institution or a financial enterprise within the meaning of the German Banking Act (Kreditwesengesetz) as well as by a life insurance company, a health insurance company or a pension fund (see “—Material German Tax Considerations—Taxation of Capital Gains—Corporations”).

Sole Proprietors

If the ordinary shares are held by a sole proprietor, capital gains realized on the disposal of the ordinary shares are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his/her personal income tax rate plus a 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, 60% of the capital gains are subject to trade tax if the ordinary shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz). The trade tax levied, depending on the applicable municipal trade tax rate and the individual tax situation, is partly or entirely be credited against the shareholder’s personal income tax liability. As from 2021 onwards, the solidarity surcharge has been be abolished in case a certain income threshold is not exceeded.

Partnerships

In case the ordinary shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax as well as solidarity surcharge (and church tax) since partnerships qualify as transparent for German income tax purposes. In this regard, corporate income tax or personal income tax as well as solidarity surcharge (and church tax, if applicable) are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•	If the partner is a corporation, the capital gains will be subject to corporate income tax plus solidarity surcharge (see above “Corporations”). Trade tax will be levied additionally at the level of the partner insofar as the relevant profit of the partnership is not subject to trade tax at the level of the partnership. However, with respect to both corporate income and trade tax, the 95%-exemption rule as described above applies. With regard to corporate partners, special regulations apply if they are held as trading portfolio assets by credit institutions, financial service institutions or financial enterprises within the meaning of the German Banking Act or life insurance companies, health insurance companies or pension funds, as described above.

•	If the partner is a sole proprietor (individual), the capital gains are subject to the partial income rule (see above “Sole proprietors”).

In addition, if the partnership is liable to German trade tax, 60% of the capital gains are subject to trade tax at the level of the partnership, to the extent the partners are individuals, and 5% of the capital gains are subject to trade tax, to the extent the partners are corporations. However, if a partner is a private individual the trade tax paid at the level of the is credited against the partner’s personal income tax liability at up to 4.0 times the trade tax measurement amount (Gewerbesteuer-Messbetrag) depending on the applicable municipal trade tax levy rate and the personal tax situation.

Taxation of Capital Gains Realized by Shareholders Tax Resident Outside of Germany

Capital gains realized on the disposal of the ordinary shares by a shareholder tax resident outside of Germany are subject to German taxation provided that (i) the company’s ordinary shares are held as business assets of a permanent establishment or as business assets for which a permanent representative has been appointed in Germany, or (ii) the shareholder or, in case of a gratuitous transfer, its legal predecessor has held, directly or indirectly at least 1% of the company’s shares capital at any time during a five-year period prior to the disposal. In these cases, capital gains are generally subject to the same rules as described above for shareholders resident in Germany. However, except for the cases referred to in (i) above, most double tax treaties concluded by Germany provide for a full exemption from German taxation except that that the company is considered a real estate holding entity for treaty purposes. Further, in case of non-German corporation, the participation exemption applies in full resulting in a tax exemption of 100% (i.e., no deemed non-tax-deductible business expenses).

Inheritance and Gift Tax

The transfer of Immatics’ ordinary shares to another person by way of succession or donation is subject to German inheritance and gift tax (Erbschaft- und Schenkungsteuer) if:

(i)	the decedent, the donor, the heir, the donee or any other beneficiary has his/her/its residence, domicile, registered office or place of management in Germany at the time of the transfer, or is a German citizen who has not stayed abroad for more than five consecutive years without having a residence in Germany; or

(ii)	(irrespective of the personal circumstances) the ordinary shares are held by the decedent or donor as business assets for which a permanent establishment in Germany is maintained or a permanent representative is appointed in Germany; or

(iii)	(irrespective of the personal circumstances) at least 10% of the ordinary shares are held directly or indirectly by the decedent or person making the gift, himself or together with a related party in terms of Section 6 Foreign Tax Act.

Special regulations apply to qualified German citizens who maintain neither a residence nor their domicile in Germany but in a low tax jurisdiction and to former German citizens, also resulting in inheritance and gift tax. The few double tax treaties on inheritance and gift tax which Germany has entered into provide that German inheritance and gift tax is levied only in case of (i) and, with certain restrictions, in case of (ii).

Value Added Tax (VAT)

No German value added tax (Umsatzsteuer) will be payable by a shareholder in respect of any purchase, ownership and disposal of the ordinary shares except for a valid option to waive VAT exemption requiring a sale between entrepreneurs for VAT purposes.

Transfer Taxes

No German capital transfer tax (Kapitalverkehrsteuer) or stamp duty (Stempelgebühr) or similar taxes are levied when acquiring, owning or transferring the company’s ordinary shares. Net wealth tax (Vermögensteuer) is currently not levied in Germany.

On January 22, 2013, the Council of the European Union approved the resolution of the ministers of finance from eleven EU member states (including Germany) to introduce a financial transaction tax (“FTT”) within the framework of enhanced cooperation. On February 14, 2013, the European Commission accepted the proposal for a Council Directive implementing enhanced cooperation in the area of FTT. The plan focuses on levying a financial tax of 0.1% (0.01% for derivatives) on the purchase and sale of financial instruments.

A joint statement issued by ten of the eleven participating EU Member States in October 2016 reaffirmed the intention to introduce an FTT. However, at the moment not many details are available. Thus, it is not known to what extent the elements of the European Commission’s proposal outlined in the preceding paragraph will be followed in relation to the taxation of shares. The FTT proposal remains subject to negotiation between the participating EU Member States and is subject to political discussion. It may therefore be altered prior to the implementation, the timing of which remains unclear. With the EU Council’s conclusion of COVID-19 financial support and the Portuguese presidency of the EU Council proposing an inclusive discussion on tax design issues of the FTT at the EU level in February 2021 the agreement on an FTT becomes more realistic as one of the measures to fund the EU’s response to the COVID-19 pandemic. Additional EU Member States may decide to participate. If an EU-wide FTT (see above) fails, representatives of the IfW (Institute for the World Economy) intend to advocate the introduction of a comprehensive version of the tax in Germany after the COVID-19 pandemic. Prospective holders of the ordinary shares are advised to seek their own professional advice in relation to FTT.

EXPENSES OF THE OFFERING

We expect that our expenses in connection with this offering will be as follows:

Expenses	Amount
SEC registration fee	$52,508
Printing expenses	10,000
Legal fees and expenses	150,000
Accounting fees and expenses	30,000
Transfer agent fees and expenses	10,000
Miscellaneous costs	50,000
Total	$302,508

All amounts in the table are estimates except the SEC registration fee. We will pay fees and expenses incurred by us incident to the registration of the securities. If any shares are sold, the selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.

LEGAL MATTERS

The validity of the ordinary shares offered and certain other matters with respect to Dutch law will be passed upon for us by CMS Derks Star Busmann N.V., Amsterdam, The Netherlands. Certain matters with respect to U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany.

ENFORCEMENT OF JUDGMENTS

We are a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands and our headquarters is located in Germany. Substantially all of our assets are located outside the United States. The majority of our executive officers and directors reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States.

There is currently no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is relitigated before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally, subject to compliance with certain procedural requirements, grant the same judgment without a review of the merits of the underlying claim if such judgment (i) is a final judgment and has been rendered by a court, which has established its jurisdiction vis-à-vis the relevant Dutch companies or Dutch company, as the case may be, on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands, and (iv) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (openbare orde). Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Code of Civil Procedure. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

The United States and Germany currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Consequently, a final judgment for payment or declaratory judgments given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Germany. German courts may deny the recognition and enforcement of a judgment rendered by a U.S. court if they consider the U.S. court not to be competent or the decision to be in violation of German public policy principles. For example, judgments awarding punitive damages are generally not enforceable in Germany. A German court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. In addition, actions brought in a German court against us, our directors, our senior management and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, German courts generally do not award punitive damages. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. German procedural law does not provide for pre-trial discovery of documents, nor does Germany support pre-trial discovery of documents under the 1970 Hague Evidence Convention. Proceedings in Germany would have to be conducted in the German language and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, our directors, our senior management and the experts named in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities that may be offered by this prospectus, you may examine the registration statement on Form F-3 and the exhibits filed with it at the website provided in the previous paragraph.

We maintain a corporate website at www.immatics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information in this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered to be a part of this prospectus. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2020;

•	our Report on Form 6-K filed with the SEC on May 18, 2021 (only with respect to Exhibit 99.1 thereto), May 26, 2021 and June 22, 2021; and

•	our Registration Statement on Form 8-A filed with the SEC on July 1, 2020, which incorporates by reference the description of our ordinary shares from our Registration Statement on Form F-4, and any amendment or report filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F, Form 40-F or Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the completion or termination of this offering, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus after the date hereof and prior to the completion or termination of the offering of securities under this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 20-F and Reports on Form 6-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.immatics.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus at no cost, upon written or oral request to us at the following address:

Investor Relations
Immatics N.V.
c/o Immatics US, Inc.
2130 W. Holcombe Blvd., Suite 900
Houston, Texas 77030
(281) 810-7545

IMMATICS N.V.

39,332,281 Ordinary Shares

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to our non-executive directors and executive directors.

Pursuant to our articles of association and unless Dutch law provides otherwise, the following will be reimbursed to actual and former non-executive directors and executive directors and other members of the executive committee:

(i)	the costs of conducting a defense against claims, also including claims by the company and its group companies, as a consequence of any acts or omissions in the fulfillment of their duties or any other duties currently or previously performed by them at our request;

(ii)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(iii)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(iv)	the costs of appearing in other legal proceedings in which they are involved in such capacity, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf; and

(v)	any taxes payable by them as a result of any reimbursements.

No indemnification shall be given to an indemnified officer or director under our articles of association where:

(i)	it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(ii)	the costs or financial loss are covered by insurance and the insurer has paid out the costs or financial loss.

We have entered into an indemnification agreement with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the U.S. Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9.	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

Item 10.	Undertakings

The undersigned hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1), (a)(2) and (a)(3) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)	that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3;

(e)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(1)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(f)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
2.1	Business Combination Agreement, dated as of March 17, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2	F-4	333-237702	2.1	April 16, 2020
2.2	Amendment No. 1 to Business Combination Agreement, dated as of June 7, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2	F-4	333-237702	2.2	June 8, 2020
2.3	Plan of First Merger	F-4	333-237702	2.3	June 8, 2020
2.4	Plan of Second Merger	F-4	333-237702	2.4	June 8, 2020
4.1	Deed of Conversion of Immatics B.V. and Articles of Association of Immatics N.V.	F-1	333-240260	3.1	July 31, 2020
4.2	Amended and Restated Warrant Agreement, between Continental Stock Transfer & Trust Company, Immatics B.V. and ARYA Sciences Acquisition Corp.	F-4	333-237702	4.1	June 5, 2020
4.3	Investor Rights and Lock-up Agreement	F-1	333-240260	10.1	July 31, 2020
5.1	Opinion of CMS Derks Star Busmann N.V., Dutch counsel of Immatics N.V.	F-1	333-240260	5.1	July 31, 2020
23.1	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm
23.2	Consent of CMS Derks Star Busmann N.V., Dutch counsel of Immatics N.V. (included in Exhibit 5.1)	F-1	333-240260	5.1	July 31, 2020
24.1	Powers of attorney (included on signature page to the registration statement)	F-1	333-240260		July 31, 2020

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tübingen, Germany on August 2, 2021.

IMMATICS N.V.

By:	/s/ Harpreet Singh
	Name:	Harpreet Singh
	Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harpreet Singh, Arnd Christ and Edward A. Sturchio and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on August 2, 2021 in the capacities indicated:

Name	Title

/s/ Harpreet Singh	Chief Executive Officer and Director (principal executive officer)
Harpreet Singh

/s/ Arnd Christ	Chief Financial Officer (principal financial and accounting officer)
Arnd Christ

*	Chairman of the Board of Directors
Peter Chambré

*	Director
Michael G. Atieh

/s/ Friedrich von Bohlen und Halbach	Director
Friedrich von Bohlen und Halbach

*	Director
Paul Carter

*	Director
Eliot Forster

*	Director
Heather L. Mason

*	Director
Adam Stone

/s/ Edward A. Sturchio	Authorized Representative in the United States
Edward A. Sturchio

*	/s/ Harpreet Singh
	Name:	Harpreet Singh
	Title:	Attorney-in-Fact

II-2